Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated June 7, 2010 with respect to the financial statements and supplemental schedules of Johnson Controls Savings and Investment (401k) Plan, Johnson Controls Automotive Experience Production Employees Savings and Investment (401k) Plan, Johnson Controls Building Efficiency Retirement Savings Plan/Account Level Employees, Avanzar Interior Technologies, Ltd. Savings and Investment (401k) Plan, Johnson Controls Federal Systems, Inc. Retirement Savings Plan and Bridgewater, LLC Savings and Investment (401k) Plan included in the Annual Reports on Form 11-K for the year ended December 31, 2009.
We hereby consent to the incorporation by reference of said reports in this Registration Statement of Johnson Controls, Inc. on Form S-8.
/s/ Coleman & Williams, Ltd.
Milwaukee, Wisconsin
April 4, 2011